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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of CenterPoint Energy Resources Corp. (the "Company") on Form S-4 of our report dated February 28, 2003, June 16, 2003 as to the "Certain Reclassifications" described in Note 1 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company's method of accounting for goodwill and certain intangible assets pursuant to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), appearing in the Company's Current Report on Form 8-K filed on June 16, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP
Houston, Texas
September 18, 2003